FOR IMMEDIATE RELEASE

CONTACT:
Ann Parker
Director of Corporate Communications
LodgeNet Entertainment Corporation
605-988-1000
communications@lodgenet.com

SCOTT H. SHLECTER ELECTED TO LODGENET BOARD OF DIRECTORS

     SIOUX FALLS, SD, February 11, 2004 — LodgeNet Entertainment Corp. (NASDAQ:LNET), the world’s largest provider of broadband interactive television services to the hospitality industry, has announced that Scott H. Shlecter has been elected to its board of directors.

     Shlecter has more than 25 years of experience in the consulting industry, and is currently a managing director of Kayne Anderson Capital Advisors, L.P., where he is a portfolio manager specializing in Real Estate Investment Trusts (REITs).

     “Scott Shlecter’s substantial experience in business strategy and his grasp of strategic intelligence will be of great benefit as we move our company forward,” said Scott C. Petersen, Chairman and CEO of LodgeNet. “We are extremely pleased to welcome Scott to our board and look forward to working with him.”

     In 15 years with L.E.K. Consulting, LLC., a Bain & Company spin-off, Shlecter co-founded the company’s North American operations, growing it to become the largest non-US-headquartered strategy company in the United States. He has significant direct consulting experience in new ventures, high-tech, entertainment and healthcare. After L.E.K. Consulting, Shlecter founded and served as CEO of Jewelry.com.

     Shlecter earned his MBA from the Harvard Business School, where he was named a George F. Baker scholar, and a bachelor’s degree in management from the Massachusetts Institute of Technology (MIT), Phi Beta Kappa. Shlecter currently serves on the advisory boards of Candle, one of the world’s largest independent software and services company, and Glacier Water Services. He is active in the World Presidents’ Organization and lives in Beverly Hills, California with his wife and children.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in the industry, LodgeNet provides service to nearly one million rooms including more than 957,000 interactive guest pay rooms in more than 5,800 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

# # #